LOAN AGREEMENT

            This Agreement is effective as of the 15th day of August, 2017, between American Bank, N.A. (“Lender”), and TOR Minerals International, Inc., (“Borrower”).

SECTION ONE: LINE OF CREDIT

            1.01 Line of Credit. Subject to the further terms and provisions hereof, Lender agrees to and does hereby grant to and establish in favor of Borrower a revolving line of credit in the amount of $1,000,000.00 under which Lender shall be committed to make loans or advances to Borrower from time to time; provided, Lender shall never be required to make any advance under such line of credit when such advance together with the principal amount then unpaid and owing under the line of credit by reason of previous advances would exceed the amount which Lender is then committed to loan based on the loan value (also known as “Borrowing Base”) of collateral pledged to Lender as set forth in SECTION TWO hereof. Further provided, in no event shall the Lender ever be required to make any advance to Borrower under the line of credit when such advance, together with the principal amount then unpaid and owing under the line of credit by reason of previous advances, would exceed said $1,000,000.00 amount.  Said line of credit is sometimes hereafter referred to as the “line of credit”.  Further, the line of credit shall terminate on October 15, 2018, and on and after such date the Lender shall not be obligated to make any additional advances on the line of credit.

            1.02 Repayment of the Line of Credit. Principal advanced and owing under the line of credit shall be repayable in accordance with the terms hereof, but in any event on October 15, 2018.  Interest accrued and owing on advanced and unpaid principal shall be due and payable monthly on the first day of each month and at maturity.  In order to evidence the obligation to repay Lender all advances, together with interest thereon, made by Lender pursuant to the said line of credit, Borrower shall execute and deliver to Lender a Revolving Credit Promissory Note of even date herewith.

            1.03 Interest Rate on Line of Credit. All amounts advanced hereunder on the line of credit loan shall bear interest, prior to maturity from the date advanced until repaid, at a variable rate which is to be determined from time to time and which is equal to one percent (1%) per annum above the Wall Street Journal Price Rate as such prime rate changes from time to time, not to ever be less than 4.5% per annum, nor to exceed the legal maximum that may be paid by Borrower, and as otherwise set forth in the said form of Revolving Credit Promissory Note.  Matured principal and accrued interest shall bear interest until paid at the rate set forth in said Note, as amended.

            1.04 Conditions Precedent. The performance of every covenant to be performed by Borrower, and the truth of every representation made by Borrower, shall be a condition precedent to each and every advance to be made by Lender under the terms hereof, or to any other obligation whatsoever of Lender under the terms hereof; and, Lender shall not be required to make any advance to Borrower at a time that Borrower is then in default on any obligation to Lender, or in default hereunder or under any instrument executed pursuant hereto.

SECTION TWO: FUNDING AND ADVANCES ON LINE OF CREDIT

            2.01  Borrowing Base. The amount which Borrower is entitled to borrow from time to time under the line of credit shall be the then current loan value of collateral (the “Borrowing Base”) pledged to Lender to secure indebtedness owing to Lender by Borrower, provided that in no event is Lender to be required to make any advance which would cause the outstanding principal balance owing by Borrower at any one time to be in excess of $1,000,000.00.  The Borrowing Base shall be redetermined monthly and shall be seventy-five percent (75%) of eligible accounts receivable arising out of Borrower’s United States operations pledged to the Lender. The term “eligible accounts receivable” shall mean all billed gross trade accounts receivable, less: (a) balances due sixty (60) days or more after the date of the original invoice therefor; (b) accounts owed by companies related to or affiliated with Borrower or its employees; (c) except for receivables from BASF SE, accounts owing by any one debtor which exceed twenty percent (20%) of the total billed gross accounts receivable; (d) all accounts owing by any particular debtor if 10% or more of such particular debtor’s accounts are ninety (90) days or more past due; and (e) accounts receivable which are disputed by the account debtor.

            2.02 Monthly Redeterminations. Based on the monthly reports of accounts receivable to be provided by Borrower, the Borrowing Base will be redetermined monthly. In the event the principal balance owing on Borrower’s line of credit note exceeds the Borrowing Base as such is redetermined, then Borrower will make such payment on the note as is necessary to reduce the principal balance to an amount equal to or less than the redetermined Borrowing Base, such payment to be made within five (5) days of the furnishing of the monthly listings report from which the Borrowing Base was redetermined.

SECTION THREE: SECURITY

            3.01 Collateral. The loan provided hereunder and all other indebtedness now or hereafter owing by Borrower to Lender shall be secured by first liens on all present and future accounts, goods and general intangibles of Borrower located in the United States or arising out of its U.S. operations and as set forth in that certain Security Agreement by Borrower in favor of Lender (the “Security Agreement”) of even date herewith.

SECTION FOUR: FURTHER COVENANTS, CONDITIONS AND REPRESENTATIONS

            4.01 Representations. In addition to the other covenants and representations herein, Borrower makes the following representations, covenants, or agreements to Lender, which representations, covenants, or agreements Borrower covenants to keep during the time that any indebtedness to be loaned to Borrower pursuant hereto remains unpaid (including renewals and extensions), to-wit:

            (a)        That it is a corporation duly organized and existing under the laws of the State of Delaware;

            (b)       That it is authorized to execute this Agreement and the various instruments to be executed pursuant hereto;

            (c)        That it has corporate authority and power to own its property and conduct its business as it is currently carried on;

            (d)       That the performance of its obligations under this Agreement will not conflict with any provision of law, nor with the Certificate of Incorporation and Bylaws of the corporation, nor with any contractual agreement binding on the corporation;

            (e)        That it will pay all taxes, assessments and other liabilities, as and when same become due except as they are contested in good faith; and

            (f)        That it will not become a party to any merger or consolidation nor will it sell, transfer, convey or lease all or substantially all of its business assets, nor will it purchase or otherwise acquire all or substantially all of the business assets of any other corporation or entity except as approved in writing by Lender.

            4.02 Financial Condition. The Borrower represents that, at the present time, it is not a party to any material pending or threatened litigation, nor a party to any proceeding or action for the assessment or collection of a material amount of additional taxes, and that it does not know of any material contingent liabilities not provided for or disclosed in the financial statements heretofore provided Lender.  The Borrower also represents to Lender that the latest financial statements furnished heretofore to Lender fairly represent its financial condition for the period as of the date stated, all in accordance with generally accepted accounting principles consistently applied; and that no substantial adverse changes have occurred since the date of the last financial statement furnished to Lender.

            4.03 Covenants.  Until all of the line of credit and term loan are paid in full, unless otherwise agreed to in writing by Lender, Borrower agrees to maintain the following covenants, and failure to maintain each and all of the following covenants shall be considered an event of default (subject to the provisions of Section 5 below) under any loans hereunder:

(a)               Net Earnings Requirement.  Borrower will maintain positive net earnings before taxes, interest, depreciation, amortization and all other non-cash charges (including but not limited to inventory write-downs) on a rolling four-quarter basis.

(b)              Additional Borrowings. Borrower shall not incur any additional indebtedness (including capital leases but excluding trade credit in the normal course of business) in excess of $500,000.00.

(c)               Guaranties.  Borrower will not become a guarantor or surety, or pledge its credit on any undertaking of another, or make loans or advances to any other, except trade credit extended in the normal course of business.

(d)              Ownership/Management.  There shall be no change in the President or Board of Directors of Borrower without Lender’s written consent.

Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

            4.04.   Reporting Requirements.  Until all the line of credit and term loan are paid in full, Borrower agrees to furnish to Lender reports and statements as set forth below, and failure to furnish any such reports and statements shall be considered an event of default (subject to the provisions of Section 6 below) under each of the Loans and Notes:

(a)              Quarterly Financial Statement.  Borrower shall furnish to Lender within 90 days after the end of each fiscal quarter, a balance sheet and income statement as of the end of such quarter, all in form and substance and in reasonable detail satisfactory to Lender, such quarterly financial statements being prepared according to GAAP.

(b)              Annual Financial Statements for Borrower.  Borrower shall furnish within 120 days after the end of each fiscal year a financial statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants acceptable to Lender.  Each annual financial statement shall include a balance sheet, operating/income statement, contingent liabilities, statement of cash flows, comparison to budget and a reconciliation of retained earnings and net worth, and be in a form suitable to the Lender.

(c)               Accounts Receivable Reports.  Within fifteen (15) days following the end of any month in which any funds are advanced on the line of credit, Borrower shall furnish to Lender a listing of all trade accounts receivable from U.S. operations with ageing, such listings to be as of the close of business at the end of such calendar month.  Such listings shall include customer name, address, invoice number, date of invoice and amount owing thereon. Borrower additionally shall provide a borrowing base compliance report outlining the information required by paragraph 2.01 above.  Such report shall be signed by the Chief Financial Officer of Borrower.

(d)              Notice of Litigation.  Promptly after the service of process or written notice received by Borrower, the Borrower shall notify Lender of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

(e)               Notice of Material Adverse Change.  Promptly inform Lender of (i) any and all material adverse changes in Borrower’s financial condition, and (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

(f)               Compliance Certificate.  Borrower shall furnish a certificate signed by its Chief Financial Officer with each financial statement provided to Lender in connection with net earnings requirement as provided in Paragraph 4.03(a) above stating that Borrower is in full compliance with all of its obligations under this Agreement and all other loan documents relating to the Loan and Note.

SECTION FIVE: DEFAULT

            5.01 Events of Default. In addition to any other provision for acceleration of maturity contained in notes and collateral instruments to be executed by Borrower, and after the notice of default and opportunity to cure set forth in the Notes evidencing the term loan and the line of credit, Lender at its election may declare all sums owing by Borrower immediately due and payable upon the happening of any of the following events:

            (a)       Lender shall determine that any material representation or warranty by Borrower herein or elsewhere contained, or any material representation or warranty contained in any collateral instruments required hereunder shall not be correct in any respect; or

            (b)       Default by Borrower in the payment of any obligation owing Lender; or

            (c)        Failure of Borrower to timely perform any act or duty, comply with any agreement or covenant or furnish any report required under the terms of this Agreement or under the terms of any note, security agreement or other instrument to be executed pursuant hereto.

SECTION SIX: MISCELLANEOUS

            6.01 Survival of Representations.  All representations, covenants or warranties of Borrower shall survive the execution and delivery of this Agreement and any notes, security agreements or other instruments executed and delivered pursuant hereto; and no investigation by Lender, nor information it might have determined from any other source available to it, shall diminish or otherwise affect the right of Lender to rely on such representations and warranties and to enforce same.

            6.02 Non-Merger. The covenants contained in the instruments made a part hereof by reference which are to be executed from time to time in connection with this loan are expressly adopted as covenants between the parties hereto as a part of this Agreement. The provisions of this Agreement shall not be merged into the execution of any note, mortgage or other instrument executed pursuant hereto, but shall continue to define the relationship of the parties hereto even after the execution of such instruments. The covenants contained in this Agreement are not in lieu of covenants contained in the instruments to be executed in connection herewith even though they may pertain to the same subject matters; rather, said covenants shall be cumulative of each other and shall be construed so as to not result in a conflict of terms, if possible, and only if a conflict cannot be so avoided will it then be considered that the express provisions of this Agreement shall be given controlling effect.

            6.03 Assignability. The rights of Borrower hereunder shall not be assignable without the express prior written consent of Lender. Lender shall have the right to assign its rights hereunder and assign any and all notes executed in favor of Lender hereunder, as well as the right to assign undivided interests therein.

            6.04 Non-Waiver. No delay on the part of Lender or its assigns in the exercise of any rights shall operate as a waiver, nor shall any single or partial exercise of any right preclude the other or additional exercise of any right. In the event of any default, and after notice of default and opportunity to cure as set forth in the Notes, Lender may enforce its security interests as to such collateral as it may elect in accordance with the terms of the Security Agreement. Its election to foreclose its lien on particular collateral shall not be a waiver of its right to foreclose its lien in any other collateral. Only when all indebtedness owing Lender by Borrower has been fully paid will Lender ever be required to release any collateral.

            6.05 Amendment. This Agreement shall not be amended except in writing signed by the parties.

            6.06 Other Documents. In addition to the instruments specifically mentioned herein, Borrower shall execute and deliver such other and further documents deemed necessary by Lender to evidence and secure the indebtedness of Borrower to Lender contemplated herein, and to otherwise effect the transactions herein contemplated.

            6.07 Expenses. Borrower agrees to pay all reasonable expenses and fees, including attorneys’ fees, incurred by Lender in connection with the making of the loan referred to herein as well as all other reasonable expenses incurred by Lender in connection herewith.

            6.08 Notices.  All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth below and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service.  Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.  The addresses of the parties are as follows:

                        Lender:                        American Bank, N.A.

                                                            P.O. Box 6469

                                                            Corpus Christi, Texas 78466

                        Borrower:                    TOR Minerals International, Inc.

                                                            722 Burleson Street

                                                            Corpus Christi, Texas 78402

            6.09     Binding. This Agreement shall be binding on the parties hereto, and their respective heirs, representatives, successors and assigns; and shall inure to the benefit of Borrower and of Lender and Lender’s successors and assigns.

            6.10     Consent to Legal Representation.  The law firm of Wood, Boykin & Wolter, a Professional Corporation, has represented Lender, and not Borrower, in connection with the negotiation and preparation of this Agreement, the Note and security documents.  Wood, Boykin & Wolter has represented Lender, and may continue to represent Lender in various matters, including but not limited to the enforcement of Lender’s rights arising under this Loan Agreement, the Note and security documents and the defense of all claims asserted by Borrower against Lender, its officers, directors, agents and employees.  Borrower consents to such representation of Lender, its directors, officers, agents and employees by Wood, Boykin & Wolter and to the giving of testimony by any employee of Wood, Boykin & Wolter in any such proceeding.  Wood, Boykin & Wolter has also represented Borrower from time to time in various matters, other than this loan transaction, and Lender consents to such representation of Borrower by Wood, Boykin & Wolter.  Lender and Borrower each represent that they have not disclosed any confidences to Wood, Boykin & Wolter that would adversely affect that firm’s independent judgment and loyalty with respect to legal matters which it is now or will in the future be performing on behalf of each party, and that no party has or will reveal to such firm any confidences which that firm is not authorized to reveal to any other party hereunto.

            6.11  Standby Commitment Fee.  Commencing November 15, 2017, at the end of each three months of the loan term, Borrower shall pay to Lender a standby commitment fee equal to one quarter of one percent (0.25%) per annum of the difference between (i) the total amount for which Lender was committed to advance on the line of credit hereunder during the preceding three months and (ii) the average daily principal amount outstanding and owing by Borrower on the line of credit during such period.

            6.12  Imaging of Documents.  Borrower understands and agrees that (i) Lender’s document retention policy may involve the imaging of executed loan documents and the destruction of the paper originals, and (ii) the Borrower waives any right that it may have to claim that the imaged copies of the loan documents are not the originals.

EXECUTED in multiple originals the date first set forth above.

THIS WRITTEN LOAN AGREEMENT AND THE PROMISSORY NOTES, SECURITY AGREEMENTS, GUARANTY AGREEMENTS AND OTHER LOAN DOCUMENTS EXECUTED BY THE PARTIES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:	LENDER:
TOR MINERALS INTERNATIONAL, INC.	AMERICAN BANK, N.A.

By:	By:
Barbara Russell	Phillip J. Ritley
Chief Financial Officer	Senior Lending Officer